Exhibit 99.1

Contact: Bloomia Holdings, Inc. Biz McShane, CFO (763) 392-6200

FOR IMMEDIATE RELEASE

BLOOMIA HOLDINGS, INC. (TULP) ANNOUNCES PRELIMINARY RESULTS OF RIGHTS OFFERING

MINNEAPOLIS, MN – April 3, 2026 – Bloomia Holdings, Inc. (Nasdaq: TULP) (the “Company”), a specialty agriculture company, today announced the preliminary results of its previously announced rights offering (the “Rights Offering”).

The Rights Offering commenced in February 2026 and expired at 5:00 p.m., Eastern Time, on April 1, 2026 (the “Expiration Date”), following a brief extension to allow additional participation by stockholders.

Pursuant to the Rights Offering, the Company distributed non-transferable subscription rights to stockholders of record as of February 16, 2026. Each eligible stockholder was entitled to subscribe for additional shares of the Company’s common stock in proportion to their existing ownership, with the opportunity to participate in an over-subscription privilege, subject to availability and proration.

Based on preliminary results, Bloomia expects gross proceeds from the Rights Offering to be approximately $12.1 million, of which approximately $5 million was cash and approximately $7.1 million was conversion of outstanding debt, resulting in an aggregate of approximately 3 million shares of the Company’s common stock to be issued to participants in the Rights Offering at a price of $4.05 per share. These proceed amounts are subject to final tabulation and verification of subscriptions. Shares of common stock are expected to be issued to participants in the Rights Offering promptly following the receipt of all subscription payments and the final calculation of subscription amounts.

The Company intends to use the net cash proceeds from the Rights Offering primarily to repay acquisition debt at a greater than 50% discount. The results of the Rights Offering materially reduce the Company’s leverage, lower the Company’s annual interest expense, and position the Company for future growth.

“This rights offering represents an important step in strengthening our capital structure and enhancing long-term stockholder value,” said Dan Philp, Co-Chief Executive Officer of Bloomia Holdings. “We appreciate the strong support from our stockholders and believe the improved balance sheet will enable us to continue investing in growth opportunities across our operations.”

About Bloomia Holdings, Inc.

Bloomia Holdings, Inc. (Nasdaq: TULP) is a specialty ag company focused on making and managing its ag investments in the U.S. and internationally. The Company is the majority owner of Bloomia, one of the largest producers of fresh-cut tulips in the United States. For additional information, contact (763) 392-6200 or visit our website at www.bloomiaholdingco.com. Investor inquiries can be submitted to info@bloomiaholdingco.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release that are not statements of historical or current facts are considered “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. These statements include, but are not limited to, statements regarding expectations, plans, strategies, objectives, future performance, and anticipated events or results. Forward-looking statements are based on management’s current assumptions and expectations and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.